UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 25, 2013

TeleCommunication Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-30821	52-1526369
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

275 West Street, Annapolis, Maryland		21401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410/263-7616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

TeleCommunication Systems, Inc. (the "Company"), and several of its domestic subsidiaries (collectively, with the Company, the "Borrowers"), entered into a Credit Agreement dated June 25, 2013 (the "Credit Agreement"). Silicon Valley Bank ("SVB") is the administrative agent, co-lead arranger and joint bookrunner, GE Capital Markets, Inc. ("GECM") is co-lead arranger and joint bookrunner, and General Electric Capital Corporation ("GECC") is syndication agent. SVB, GECC, GE Capital Bank ("GECB"), Manufacturers & Traders Trust Company ("M&T"), and PNC Bank ("PNC") are lenders under the facility (collectively, SVB, GECC, GECB, M&T and PNC, the "Lenders").

The Credit Agreement provides for $130 Million Senior Secured Credit Facilities (the "Senior Credit Facilities"). The Senior Credit Facilities include (i) a term A loan facility in the aggregate principal amount of $56.5 million ("Term Loan A Facility"), (ii) a delayed draw term loan facility in the aggregate principal amount of $43.5 million ("Delayed Draw Term Loan Facility"), (iii) a revolving loan facility in an aggregate principal amount up to $30 million ("Revolving Loan Facility"), (iv) a letter of credit sub-facility in the aggregate availability amount of $10 million (as a sublimit of the Revolving Loan Facility); and (v) a swingline sub-facility in the aggregate availability amount of $5 million (as a sublimit of the Revolving Loan Facility).

As of the date of this Current Report on form 8-K (the "Form 8-K"), the Borrowers have borrowed the entire available amount under the Term Loan A Facility. The proceeds were used for (i) repayment of approximately $38 million of borrowings under the Company’s existing Loan and Security Agreement dated December 31, 2009, as amended, with SVB and other lenders (the "Loan and Security Agreement"), which has been terminated, (ii) approximately $16 million for on-going working capital and other general corporate purposes and (iii) fees and expenses associated with the new facility.

The Revolving Loan Facility is available to be used for the Company’s on-going working capital and other general corporate purposes, and replaces the revolving line under the Loan and Security Agreement which has been terminated. The Delayed Draw Term Loan Facility is available until November 8, 2014.

Loans borrowed under the Term Loan A Facility, the Revolving Loan Facility or the Delayed Draw Term Loan Facility may be designated and accrue interest as either ABR loans or Eurodollar loans, as provided in the Credit Agreement. The outstanding balance of ABR loans shall accrue interest at the rate per annum equal to the ABR plus the Applicable Margin for ABR loans. The ABR for any day is a rate per annum equal to the higher of (a) the prime rate in effect on such day and (b) the federal funds effective rate in effect for such day plus 0.50%. The prime rate and the federal funds effective rate are determined as described in the Credit Agreement. The Applicable Margin for ABR Loans is either 2.25%, 2.50% or 2.75% depending on the Borrowers’ consolidated senior leverage ratio, as measured quarterly. The initial Applicable Margin for ABR loans is 2.75%. The outstanding balance of Eurodollar loans shall accrue interest at the rate per annum equal to the Eurodollar Rate for the applicable interest period plus the Applicable Margin for Eurodollar loans, as described in the Credit Agreement. The Applicable Margin for Eurodollar loans is either 3.25%, 3.50% or 3.75% depending on the Borrowers’ consolidated senior leverage ratio, as measured quarterly. The initial Applicable Margin for Eurodollar loans is 3.75%.

During the continuance of an event of default, at the request of the required lenders, all outstanding loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2.00%, and such accrued interest shall be payable from time to time on demand.

The Borrowers are also required to pay a commitment fee on the unused portion of the of the Revolving Loan Facility and the Delayed Draw Term Loan Facility.

The Term Loan A Facility and the Delayed Draw Term Loan Facility have a maturity date of March 31, 2018 ("Term Loan Maturity Date"), unless extended to June 25, 2018 as provided in the Credit Agreement. The Revolving Loan Facility has a termination date of March 31, 2018 ("Revolving Termination Date"), unless extended to June 25, 2018 as provided in the Credit Agreement.

The Term Loan A Facility shall be repaid with consecutive quarterly installment payments commencing December 31, 2013 and each fiscal quarter ending thereafter, as described in the Credit Agreement, until the Term Loan Maturity Date. The remaining unpaid balance of the Term Loan A Facility is due and payable in full on the Term Loan Maturity Date.

The Delayed Draw Term Loan Facility, if borrowed, shall be repaid with consecutive quarterly installment payments, as described in the Credit Agreement, until the Term Loan Maturity Date. Any remaining unpaid balance of the Delayed Draw Term Loan Facility will be due and payable in full on the Term Loan Maturity Date.

The Revolving Loan Facility is to be repaid in full on the Revolving Termination Date.

The Senior Credit Facilities are secured by substantially all of the Borrowers’ tangible and intangible assets, including intellectual property, subject to exceptions as described in the Credit Agreement and other loan documents. The Credit Agreement contains customary representations and warranties of the Borrowers, customary covenants and customary events of default, including customary cross defaults to other indebtedness of the Borrowers or subsidiaries of the Borrowers. Availability under the Revolving Loan Facility and the Delayed Draw Term Loan Facility is subject to certain conditions, including the continued accuracy of the Borrowers’ representations and warranties and compliance with covenants. The Senior Credit Facilities are also subject to possible mandatory prepayments from excess cash flow and other sources, such as net cash proceeds of debt or equity issuances, asset sales, casualty insurance claims and other recovery events, as described in the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On June 25, 2013, in connection with the entry into the Credit Agreement and the Senior Credit Facilities described above in Item 1.01, the Company terminated and repaid all indebtedness under its Loan and Security Agreement and revolving line under the Loan and Security Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2013, the Company entered into the Credit Agreement and the Senior Credit Facilities. The description of the terms of the Credit Agreement and the Senior Credit Facilities set forth above in Item 1.01 is hereby incorporated by reference into this Item.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleCommunication Systems, Inc.

June 27, 2013	By:	/s/ Thomas M. Brandt, Jr.

Name: Thomas M. Brandt, Jr.
Title: Sr. Vice President & Chief Financial Officer